Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 3, 2016 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal third quarter ended June 30, 2016.

Net income was $7.6 million, or $0.18 per share, compared to $10.9 million, or $0.23 per share, in the prior year quarter. Excluding restructuring charges and discrete tax items, adjusted net income was $11.0 million, or $0.26 per share, compared to $10.6 million or $0.23 per share in the prior year quarter. The impact of foreign currency was not material.

Revenue was $462.2 million, a decrease of 10% from the prior year quarter; excluding the unfavorable impact of foreign currency, revenue decreased 9%. Telephonics Corporation ("Telephonics"), Clopay Plastic Products Company ("PPC") and Home & Building Products (“HBP”) revenue decreased 20%, 7% and 6%, respectively, over the prior year quarter.

Segment adjusted EBITDA was $57.8 million, increasing 5% from the prior year quarter; the impact of foreign currency was not material. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead) and restructuring charges.

Ronald J. Kramer, Chief Executive Officer, commented, “I am pleased with our continued earnings growth. Our operating margin improvement increased EPS during a quarter where weather and customer order patterns unfavorably impacted revenue. The Home & Building Products segment increased adjusted EBITDA 26% to a record $32.1 million. The benefits from our operational efficiencies and cost control initiatives will continue to drive EBITDA margin expansion with increased earnings.”

Segment Operating Results
Home & Building Products
Revenue was $255.6 million, decreasing 6% compared to the prior year quarter; foreign currency was 1% unfavorable. The AMES Companies, Inc. (“AMES”) revenue decreased 13% due to reduced garden tool, wheelbarrow, and pot and planter sales driven by cold and wet spring weather conditions in both Canada and the U.S.; foreign currency was 1% unfavorable. Clopay Building Products Company, Inc. ("CBP") revenue increased 1%, due to favorable product mix; foreign currency did not have a material impact on CBP revenue.

Segment adjusted EBITDA was $32.1 million, increasing 26% compared to the prior year quarter, driven by operational efficiency improvements and cost control measures at AMES, favorable product mix at CBP and decreased material costs, which more than offset the decline in revenue at AMES; foreign currency was 1% unfavorable.

Telephonics
Revenue was $91.8 million, decreasing 20% from the prior year quarter due to timing of work performed on multi-mode, identification friend or foe, and airborne maritime and ground surveillance radar systems. Revenue for the nine months ended June 30, 2016 increased 1% over the prior year period.

Segment adjusted EBITDA was $12.1 million, decreasing 23% from the prior year quarter and margin decreased 40 basis points to 13.2%, driven by the decrease in revenue noted above and the timing of work performed on research and development initiatives.

Contract backlog was $415 million at June 30, 2016, compared to $442 million at September 30, 2015, with approximately 71% expected to be fulfilled within the next twelve months.

Clopay Plastic Products
Revenue was $114.9 million, decreasing 7% compared to the prior year quarter, due to decreased volume of 3%, driven by reduced North American and European baby care orders, unfavorable mix of 3% and a $1.5 million or 1% unfavorable foreign currency impact. Resin pricing had no material impact on revenue in the quarter; PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $13.6 million, decreasing 4% from the prior year quarter driven by reduced volume and unfavorable mix, partially offset by decreased SG&A spending. Resin pricing and foreign currency did not have a material impact on EBITDA for the quarter.

During the third quarter of 2016, PPC recorded $5.9 million in restructuring charges, primarily in connection with previously announced headcount reductions at PPC's Dombuhl, Germany facility, other location headcount reductions and costs related to the shut down of PPC's Turkey facility. The Dombuhl charges are related to an optimization plan that will drive innovation and enhance our industry leading position in printed breathable backsheet. The facility will be transformed into a state of the art hygiene products facility focused on breathable printed film and siliconized products. In conjunction with this effort, our customer base will be streamlined, and we will dispose of old assets and reduce overhead costs, allowing for gains in efficiencies.

Taxes
In both the quarter and nine months ended June 30, 2016 and 2015, the Company reported pretax income, and recognized tax provisions of 35.4% and 36.2% for the quarter and nine months ended June 30, 2016, respectively, compared to 34.7% and 36.3%, respectively, in the comparable prior year periods.

The quarter and nine months ended June 30, 2016 included $0.8 million and $1.1 million, respectively, of discrete tax benefits. Excluding restructuring and discrete items, the effective tax rates for the quarter and nine months ended June 30, 2016 were 37.5% and 37.9%, respectively, compared to 36.3% and 35.7%, respectively, in the comparable prior year periods.

Balance Sheet and Capital Expenditures
At June 30, 2016, the Company had cash and equivalents of $68.6 million, total debt outstanding of $931.6 million, net of discounts and issuance costs, and $334 million available for borrowing, subject to certain loan covenants, under its revolving credit facility. Capital expenditures were $17.3 million in the current quarter.

On May 18, 2016, in an unregistered offering through a private placement, the Company completed an add-on offering of $125 million principal amount of its 5.25% senior notes due 2022, at 98.76% of par, to the Company’s previously issued $600 million principal amount, at par; outstanding Senior Notes now total $725 million. On July 20, the Senior Notes were exchanged for identical registered Senior Notes. The net proceeds were used to pay down outstanding borrowings on the Revolver.

On July 14, 2016, Griffon announced that it will settle, upon conversion, up to $125 million of the conversion value of its $100 million principal amount of 4% Convertible Subordinated Notes due 2017 in cash, with amounts in excess of $125 million, if any, to be settled in shares of Griffon common stock. At June 30, 2016, the conversion rate was 70.1632 shares per thousand principal amount of notes, which corresponds to a conversion price of $14.25 per share.

Share Repurchases
In July 2015, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended June 30, 2016, Griffon purchased 764,738 shares of common stock under the programs, for a total of $12.3 million or $16.08 per share. At June 30, 2016, $15.7 million remained under existing Board authorizations.

From August 2011 to June 30, 2016, Griffon repurchased 19,465,297 shares of its common stock for a total of $245.4 million or $12.61 per share.

Conference Call Information
The Company will hold a conference call today, August 3, 2016, at 4:30 PM ET.

The call can be accessed by dialing 1-877-604-9665 (U.S. participants) or 1-719-325-4761(International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 2864114.

A replay of the call will be available starting on August 3, 2016 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 2864114. The replay will be available through May 18, 2016.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of continuing budgetary cuts resulting from sequestration and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional dealers and major home center retail chains.

•	Telephonics designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for military and commercial markets worldwide.

•	PPC is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead) and restructuring charges, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2016	2015	2016	2015
Home & Building Products:
AMES	$122,198	$140,614	$406,335	$432,816
CBP	133,362	131,577	389,657	374,690
Home & Building Products	255,560	272,191	795,992	807,506
Telephonics	91,767	115,340	306,678	304,685
PPC	114,873	124,163	353,786	401,683
Total consolidated net sales	$462,200	$511,694	$1,456,456	$1,513,874

Segment adjusted EBITDA:
Home & Building Products	$32,082	$25,386	$88,249	$67,186
Telephonics	12,125	15,712	32,913	37,360
PPC	13,588	14,084	37,154	44,399
Total Segment adjusted EBITDA	57,795	55,182	158,316	148,945
Net interest expense	(12,960)	(12,150)	(37,320)	(35,644)
Segment depreciation and amortization	(17,551)	(17,331)	(51,518)	(51,556)
Unallocated amounts	(9,625)	(9,008)	(28,632)	(24,852)
Restructuring charges	(5,900)	—	(5,900)	—
Income before taxes	$11,759	$16,693	$34,946	$36,893

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Home & Building Products
Segment operating profit	$23,201	$16,268	$62,170	$41,288
Depreciation and amortization	8,881	9,118	26,079	25,898
Segment adjusted EBITDA	32,082	25,386	88,249	67,186

Telephonics
Segment operating profit	9,471	13,284	25,159	29,915
Depreciation and amortization	2,654	2,428	7,754	7,445
Segment adjusted EBITDA	12,125	15,712	32,913	37,360

Clopay Plastic Products
Segment operating profit	1,672	8,299	13,569	26,186
Depreciation and amortization	6,016	5,785	17,685	18,213
Restructuring charges	5,900	—	5,900	—
Segment adjusted EBITDA	13,588	14,084	37,154	44,399

All segments:
Income from operations - as reported	24,577	27,914	71,954	72,816
Unallocated amounts	9,625	9,008	28,632	24,852
Other, net	142	929	312	(279)
Segment operating profit	34,344	37,851	100,898	97,389
Depreciation and amortization	17,551	17,331	51,518	51,556
Restructuring charges	5,900	—	5,900	—
Segment adjusted EBITDA	$57,795	$55,182	$158,316	$148,945

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Revenue	$462,200	$511,694	$1,456,456	$1,513,874
Cost of goods and services	342,843	388,205	1,106,837	1,158,021
Gross profit	119,357	123,489	349,619	355,853
Selling, general and administrative expenses	88,880	95,575	271,765	283,037
Restructuring and other related charges	5,900	—	5,900	—
Total operating expenses	94,780	95,575	277,665	283,037
Income from operations	24,577	27,914	71,954	72,816
Other income (expense)
Interest expense	(13,039)	(12,169)	(37,454)	(35,935)
Interest income	79	19	134	291
Other, net	142	929	312	(279)
Total other expense, net	(12,818)	(11,221)	(37,008)	(35,923)
Income before taxes	11,759	16,693	34,946	36,893
Provision for income taxes	4,163	5,800	12,659	13,407
Net income	$7,596	$10,893	$22,287	$23,486
Basic income per common share	$0.19	$0.25	$0.54	$0.52
Weighted-average shares outstanding	40,558	44,025	41,318	45,228
Diluted income per common share	$0.18	$0.23	$0.50	$0.50
Weighted-average shares outstanding	43,280	46,980	44,243	47,285
Net income	$7,596	$10,893	$22,287	$23,486
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	796	4,801	11,130	(41,083)
Pension and other post retirement plans	386	353	1,158	1,059
Change in cash flow hedges	1,287	209	(1,377)	55
Change in available-for-sale securities	—	—	—	(870)
Total other comprehensive income (loss), net of taxes	2,469	5,363	10,911	(40,839)
Comprehensive income (loss), net	$10,065	$16,256	$33,198	$(17,353)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At June 30, 2016	At September 30, 2015
CURRENT ASSETS
Cash and equivalents	$68,616	$52,001
Accounts receivable, net of allowances of $7,874 and $5,342	222,768	218,755
Contract costs and recognized income not yet billed, net of progress payments of $12,890 and $16,467	121,591	103,895
Inventories, net	314,052	325,809
Prepaid and other current assets	63,962	55,086
Assets of discontinued operations	1,301	1,316
Total Current Assets	792,290	756,862
PROPERTY, PLANT AND EQUIPMENT, net	388,149	379,972
GOODWILL	360,255	356,241
INTANGIBLE ASSETS, net	211,681	213,837
OTHER ASSETS	25,219	22,346
ASSETS OF DISCONTINUED OPERATIONS	2,047	2,175
Total Assets	$1,779,641	$1,731,433

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$17,776	$16,593
Accounts payable	161,379	199,811
Accrued liabilities	109,252	104,997
Liabilities of discontinued operations	1,600	2,229
Total Current Liabilities	290,007	323,630
LONG-TERM DEBT, net	913,838	826,976
OTHER LIABILITIES	153,054	146,923
LIABILITIES OF DISCONTINUED OPERATIONS	2,715	3,379
Total Liabilities	1,359,614	1,300,908
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	420,027	430,525
Total Liabilities and Shareholders’ Equity	$1,779,641	$1,731,433

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,287	$23,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,879	51,901
Stock-based compensation	8,432	8,303
Provision for losses on accounts receivable	350	121
Amortization of debt discounts and issuance costs	5,271	4,894
Deferred income taxes	1,249	1,111
Gain on sale of assets and investments	(240)	(317)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(18,437)	14,977
(Increase) decrease in inventories	14,632	(36,483)
(Increase) decrease in prepaid and other assets	1,866	(596)
Decrease in accounts payable, accrued liabilities and income taxes payable	(32,827)	(39,864)
Other changes, net	3,093	2,053
Net cash provided by operating activities	57,555	29,586
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(63,247)	(55,365)
Acquired businesses, net of cash acquired	(4,470)	(2,225)
Proceeds from sale of assets	914	275
Investment sales	715	8,891
Net cash used in investing activities	(66,088)	(48,424)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	371
Dividends paid	(6,686)	(5,807)
Purchase of shares for treasury	(50,771)	(58,218)
Proceeds from long-term debt	263,249	121,523
Payments of long-term debt	(177,973)	(80,495)
Change in short-term borrowings	(45)	(81)
Financing costs	(4,135)	(592)
Tax benefit from exercise/vesting of equity awards, net	2,291	345
Other, net	(86)	206
Net cash provided by (used in) financing activities	25,844	(22,748)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,152)	(830)
Net cash used in discontinued operations	(1,152)	(830)
Effect of exchange rate changes on cash and equivalents	456	(4,034)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	16,615	(46,450)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	52,001	92,405
CASH AND EQUIVALENTS AT END OF PERIOD	$68,616	$45,955

Griffon evaluates performance based on Earnings per share and Net income excluding discrete tax items and restructuring charges, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2016	2015	2016	2015
Net income	$7,596	$10,893	$22,287	$23,486

Adjusting items, net of tax:
Restructuring charges	4,223	—	4,223	—
Discrete tax provisions (benefits)	(775)	(250)	(1,132)	244

Adjusted net income	$11,044	$10,643	$25,378	$23,730

Diluted income per common share	$0.18	$0.23	$0.50	$0.50

Adjusting items, net of tax:
Restructuring charges	0.10	—	0.10	—
Discrete tax provisions (benefits)	(0.02)	(0.01)	(0.03)	0.01

Adjusted earnings per common share	$0.26	$0.23	$0.57	$0.50

Weighted-average shares outstanding (in thousands)	43,280	46,980	44,243	47,285

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.